Exhibit 10(g)

Grant Number:

AMENDED AND RESTATED
WESTAMERICA BANCORPORATION
STOCK OPTION PLAN OF 1995

NONSTATUTORY STOCK OPTION AGREEMENT

     Westamerica Bancorporation, a California corporation (the “Corporation”), hereby grants an option to purchase shares of its Common Stock to the Optionee named below. The terms and conditions of the option are set forth in this cover sheet, in the attachment and in the Amended and Restated Westamerica Bancorporation Stock Option Plan of 1995 (the “Plan”).

Date of Grant:

Name of Optionee:

Optionee’s Social Security Number:

Number of Shares of Common Stock Covered by Option:

Exercise Price per Share: $ which is at least 100% of the fair market value on the Date of Grant.

Vesting Start Date:

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also enclosed.

Optionee:

(Signature)

Corporation:

(Signature)

Title:

Attachment

AMENDED AND RESTATED
WESTAMERICA BANCORPORATION
STOCK OPTION PLAN OF 1995

NONSTATUTORY STOCK OPTION AGREEMENT

Nonstatutory Stock Option	This option is not intended to be an incentive stock option under section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting	Your right to exercise this Option vests one-third (1/3) on the first anniversary of the Date of Grant and one-third (1/3) on each of the two subsequent anniversaries of the Date of Grant. No additional shares of Common Stock will vest after you cease to be an Employee of the Corporation (or any Subsidiary) for any reason.

Notwithstanding anything else in this Agreement to the contrary, you become fully vested in this Option in the event that either (a) the shareholders of the Corporation approve a dissolution or liquidation of the Corporation or a sale of substantially all of the Corporation’s assets to another corporation, or (b) a tender offer is made for 5% or more of the Corporation’s outstanding common stock by any person other than the Corporation or any of its Subsidiaries.

Term	Your Option will expire in any event at the close of business at Corporation headquarters on the day before the 10th anniversary of the Date of Grant, as shown on the cover sheet. (It will expire earlier if you cease to be an Employee of the Corporation (or any Subsidiary), as described below.)

Regular Termination	If your status as an Employee of the Corporation (or any Subsidiary) terminates for any reason except death or total and permanent disability, then your Option will expire at the close of business at Corporation headquarters 90 days after your termination date.

Death	If you die as an Employee of the Corporation (or any Subsidiary), your Option will expire at the close of business at Corporation headquarters on the day before the first anniversary of the date of death. During that one-year period, your estate or heirs may exercise the vested portion of your Option.

Disability	If your status as an Employee of the Corporation (or any Subsidiary) terminates because of your disability, your Option will expire at the close of business at Corporation headquarters on the day before the first anniversary of your termination date.

Leaves of Absence	For purposes of this Option, your status as an Employee does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence that was approved by the Corporation in writing if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. Your status as an Employee terminates in any event when the approved leave ends, unless you immediately return to active work. Notwithstanding the foregoing, an approved leave of absence for six months or less, which does not in fact exceed six months, will not result in your termination of employment for purposes of this Agreement.

Notice of Exercise	When you wish to exercise this Option, you must notify the Corporation by filing the proper “Notice of Exercise” form attached hereto. The Company may prescribe a minimum number of shares of Common Stock which may be purchased. Your notice must specify how many shares of Common Stock you wish to purchase. Your notice must also specify how your shares of Common Stock should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Corporation.

If someone else wants to exercise this Option after your death, that person must prove to the Corporation’s satisfaction that he or she is entitled to do so.

Restrictions on Exercise	The Corporation will not permit you to exercise this Option if the issuance of shares of Common Stock at that time would violate any law or regulation.

Periods of Nonexercisability	Any other provision of this Agreement notwithstanding, the Corporation shall have the right to designate one or more periods of time, each of which shall not exceed 180 days in length, during which this Option shall not be exercisable if the Corporation determines (in its sole discretion) that such limitation on exercise could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws with respect to any issuance of securities by the Corporation, facilitate the registration or qualification of any securities by the Corporation under the securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. Such limitation on exercise shall not alter the vesting schedule set forth in this Agreement other than to limit the periods during which this Option shall be exercisable.

Form of Payment	When you submit your notice of exercise, you must include payment of the exercise price for the shares of Common Stock you are purchasing. Payment may be made in one (or a combination) of the following forms:

•	Your personal check, a cashier’s check or a money order.

•	Shares of Common Stock which have already been owned by you for more than six months and which are surrendered to the Corporation. The value of the shares of Common Stock, determined as of the effective date of the Option exercise, will be applied to the exercise price.

•	Payment made all or in part by delivery of an irrevocable direction to the Optionee’s securities broker to sell shares of Common Stock and to deliver all or part of the sale proceeds to the Corporation in payment of the aggregate exercise price and any taxes. The timing of the delivery of shares to the broker and the delivery of cash to the Corporation shall meet the intent of the Sarbanes-Oxley Act of 2002.

Withholding Taxes	You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding taxes that may be due as a result of the Option exercise. To satisfy this obligation, you may elect to have the Corporation withhold a portion of the shares that otherwise would be issued to you upon exercise of this option.

Restrictions on Resale	By signing this Agreement, you agree not to sell any shares of Common Stock acquired upon exercise of this Option at a time when applicable laws, regulations or Corporation or underwriter trading policies prohibit a sale. In the event that the sale of shares of Common Stock under the Plan is not registered under the Securities Act but an exemption is available which requires an investment representation or other representation, you shall represent and agree at the time of exercise that the shares of Common Stock being acquired upon exercise of this Option are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Corporation and its counsel.

Transfer of Option	Prior to your death, only you may exercise this Option. You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or designate a beneficiary.

Regardless of any marital property settlement agreement, the Corporation is not obligated to honor a notice of exercise from your former spouse, nor is the Corporation obligated to recognize your former spouse’s interest in your Option in any other way.

Forfeiture	If, at any time within one year after termination of employment, you engage in any activity in competition with any business activity of the Corporation, or inimical, contrary or harmful to the interests of the Corporation, including, but not limited to: (i) conduct related to your employment for which either criminal or civil penalties against you may be sought; (ii) violation of Corporation policies, including, without limitation, the Corporation’s personnel and insider trading policies, (iii) accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Corporation, (iv) employing or recruiting any present, former or future employee of the Corporation, (v) disclosing or misusing any confidential information or material concerning the Corporation, or (vi) participating in a hostile takeover attempt, tender offer or proxy contest, then (1) this Option shall terminate and be forfeited effective the date on which you enter into such activity, unless terminated or forfeited sooner by operation of another term of condition of the Plan or this Agreement, (2) any stock acquired by you pursuant to an option exercise or stock award during the Forfeiture Period shall be forfeited, and (3) any gain realized by you from the sale of stock acquired through an option exercise or award during the Forfeiture Period shall be paid by you to the Corporation. The “Forfeiture Period” shall mean the period commencing six months prior to your termination of employment and ending one year from your termination of employment.

Right of Set-Off	By accepting this agreement, you consent to a deduction from any amounts the Corporation owes you from time to time, to the extent of the amounts you owe the Corporation under the paragraph above. If the Corporation does not recover by means of set-off the full amount you owe it, calculated as set forth above, you agree to pay immediately the unpaid balance to the Corporation upon the Corporation’s demand.

Retention Rights	Neither your Option nor this Agreement give you the right to be retained by the Corporation (or any Subsidiaries) in any capacity. The Corporation (and any Subsidiaries) reserve the right to terminate your status as an Employee at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Corporation until a certificate for the shares of Common Stock acquired upon exercise of this Option has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the outstanding Common Stock of the Corporation, the number of shares of Common Stock covered by this Option and the exercise price per share may be adjusted pursuant to the Plan. Your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Corporation is subject to such corporate activity.

Amendments and Administration	This Agreement may be amended in a writing signed by both parties. The Committee shall have the sole discretion to interpret and administer this Agreement and to adopt rules and policies to administer and enforce this Agreement.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan.

Entire Agreement	This Agreement and the Plan constitute the entire understanding between you and the Corporation regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.